DERIVED INFORMATION  [3/27/06]

[$1,556,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,584,800,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Stated Income / Stated Assets Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  Approximately 12.7% of the mortgage loans do not provide for any payments of principal in the first two or  five years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	1,268
Total Outstanding Loan Balance	$262,898,600*	Min	Max
Average Loan Current Balance	$207,333	$14,972	$937,500
Weighted Average Original LTV	76.7%**
Weighted Average Coupon	8.51%	5.10%	13.49%
Arm Weighted Average Coupon	8.43%
Fixed Weighted Average Coupon	9.25%
Weighted Average Margin	6.09%	1.00%	10.40%
Weighted Average FICO (Non-Zero)	626
Weighted Average Age (Months)	2
% First Liens	98.0%
% Second Liens	2.0%
% Arms	89.8%
% Fixed	10.2%
% of Loans with Mortgage Insurance	0.0%

*

Total collateral with stated/stated documentation will be approximately [$267,100,000].

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.10 - 5.50	1	584,000	0.2	5.10	80.0	651
5.51 - 6.00	6	2,055,886	0.8	5.84	69.8	716
6.01 - 6.50	22	6,673,570	2.5	6.35	72.0	659
6.51 - 7.00	69	19,060,478	7.3	6.82	73.6	650
7.01 - 7.50	87	21,338,085	8.1	7.34	74.7	660
7.51 - 8.00	196	47,103,327	17.9	7.80	75.8	646
8.01 - 8.50	190	42,877,951	16.3	8.31	75.9	624
8.51 - 9.00	218	46,696,803	17.8	8.77	77.8	624
9.01 - 9.50	163	30,361,139	11.5	9.28	76.6	606
9.51 - 10.00	116	22,792,821	8.7	9.79	79.4	590
10.01 - 10.50	65	11,380,362	4.3	10.26	76.3	580
10.51 - 11.00	37	5,107,557	1.9	10.79	82.5	568
11.01 - 11.50	22	1,767,115	0.7	11.29	74.6	564
11.51 - 12.00	10	1,000,535	0.4	11.78	66.5	538
12.01 - 13.49	66	4,098,973	1.6	12.58	98.4	668
Total:	1,268	262,898,600	100.0	8.51	76.7	626

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
500 - 500	5	527,396	0.2	10.13	59.5	500
501 - 525	74	11,977,162	4.6	9.73	68.8	514
526 - 550	91	17,992,864	6.8	9.24	68.6	537
551 - 575	129	23,912,578	9.1	9.05	73.9	562
576 - 600	130	27,752,389	10.6	8.61	74.6	590
601 - 625	205	45,755,088	17.4	8.42	76.6	615
626 - 650	280	51,672,554	19.7	8.42	79.0	638
651 - 675	160	35,427,042	13.5	8.08	78.9	662
676 - 700	83	21,565,506	8.2	8.21	82.0	685
701 - 725	48	10,350,399	3.9	8.11	78.7	713
726 - 750	28	6,013,203	2.3	8.25	79.9	736
751 - 775	20	5,431,897	2.1	7.65	79.6	760
776 - 797	15	4,520,522	1.7	7.84	76.9	784
Total:	1,268	262,898,600	100.0	8.51	76.7	626

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
14,971 - 50,000	48	1,685,846	0.6	11.24	88.1	646
50,001 - 100,000	211	15,384,207	5.9	9.69	74.5	613
100,001 - 150,000	234	29,747,267	11.3	9.05	75.2	614
150,001 - 200,000	218	38,455,120	14.6	8.47	74.8	612
200,001 - 250,000	171	38,600,793	14.7	8.46	75.4	614
250,001 - 300,000	132	36,394,408	13.8	8.35	76.9	625
300,001 - 350,000	88	28,296,049	10.8	8.30	77.2	627
350,001 - 400,000	60	22,612,244	8.6	8.26	77.4	637
400,001 - 450,000	42	17,686,299	6.7	8.23	79.2	649
450,001 - 500,000	30	14,335,650	5.5	8.18	81.9	664
500,001 - 550,000	16	8,354,724	3.2	8.42	75.8	643
550,001 - 600,000	8	4,607,659	1.8	7.91	77.9	659
600,001 - 650,000	8	5,073,223	1.9	8.03	80.4	653
700,001 - 750,000	1	727,611	0.3	8.25	80.0	606
900,001 - 937,500	1	937,500	0.4	6.50	75.0	682
Total:	1,268	262,898,600	100.0	8.51	76.7	626

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
14.12 - 50.00	63	9,217,470	3.5	8.68	40.8	588
50.01 - 55.00	35	6,789,583	2.6	8.21	52.8	595
55.01 - 60.00	45	8,163,935	3.1	8.22	58.6	600
60.01 - 65.00	77	15,480,781	5.9	8.33	63.4	599
65.01 - 70.00	106	19,767,497	7.5	8.29	69.1	603
70.01 - 75.00	129	29,107,770	11.1	8.34	74.0	601
75.01 - 80.00	517	118,831,988	45.2	8.28	79.8	644
80.01 - 85.00	96	21,788,289	8.3	8.87	84.3	617
85.01 - 90.00	87	20,756,195	7.9	9.04	89.6	634
90.01 - 95.00	29	7,065,673	2.7	9.24	94.5	643
95.01 - 100.00	84	5,929,420	2.3	11.64	99.9	677
Total:	1,268	262,898,600	100.0	8.51	76.7	626

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	419	89,509,274	34.0	8.84	77.1	624
0.50	1	86,400	0.0	8.90	80.0	645
1.00	78	19,225,620	7.3	8.42	78.9	652
2.00	584	121,803,475	46.3	8.35	76.5	624
3.00	185	32,030,831	12.2	8.26	74.7	628
5.00	1	243,000	0.1	6.95	41.5	623
Total:	1,268	262,898,600	100.0	8.51	76.7	626

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Stated Income / Stated Assets	1,268	262,898,600	100.0	8.51	76.7	626
Total:	1,268	262,898,600	100.0	8.51	76.7	626

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	1,162	244,342,710	92.9	8.48	76.9	625
Second Home	6	2,184,445	0.8	9.09	81.8	638
Investor	100	16,371,445	6.2	8.94	72.3	648
Total:	1,268	262,898,600	100.0	8.51	76.7	626

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	234	70,868,233	27.0	8.10	75.0	641
Florida	233	43,356,228	16.5	8.52	77.1	618
New York	89	23,715,831	9.0	8.56	76.5	642
Illinois	73	17,931,081	6.8	8.89	80.8	633
New Jersey	73	17,421,851	6.6	8.63	72.7	605
Arizona	49	9,656,839	3.7	8.72	79.1	627
Texas	78	8,460,892	3.2	8.88	77.4	614
Virginia	42	8,021,748	3.1	8.70	76.7	603
Maryland	31	7,473,956	2.8	8.27	75.4	595
Massachusetts	28	5,780,529	2.2	8.83	74.2	620
Georgia	32	4,735,720	1.8	8.72	81.9	643
Connecticut	25	4,581,767	1.7	8.57	76.0	611
Nevada	21	4,531,670	1.7	8.18	77.1	623
Minnesota	23	4,102,062	1.6	8.57	75.4	625
Washington	17	3,647,277	1.4	8.57	80.9	626
Other	220	28,612,917	10.9	8.91	78.6	618
Total:	1,268	262,898,600	100.0	8.51	76.7	626

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	268	48,837,337	18.6	8.58	81.5	673
Refinance - Rate Term	107	21,716,555	8.3	8.85	79.4	636
Refinance - Cashout	893	192,344,709	73.2	8.45	75.1	614
Total:	1,268	262,898,600	100.0	8.51	76.7	626

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 1Y	4	774,542	0.3	7.43	83.1	607
Arm 2/28	686	140,426,537	53.4	8.60	75.6	616
Arm 2/28 - Balloon 40/30	125	31,690,389	12.1	8.11	77.6	646
Arm 2/28 - Dual 40/30	135	39,875,222	15.2	8.27	78.6	633
Arm 3/27	74	18,930,341	7.2	8.04	77.8	639
Arm 3/27 - Balloon 40/30	5	1,324,691	0.5	7.68	78.8	633
Arm 5/25	9	1,708,378	0.6	8.25	77.9	625
Arm 5/25 - Balloon 40/30	1	318,525	0.1	7.28	75.0	737
Arm 6 Month	2	1,047,185	0.4	9.36	89.1	665
Fixed Balloon 30/15	6	578,838	0.2	10.03	96.0	680
Fixed Balloon 40/30	7	1,432,160	0.5	9.11	78.9	618
Fixed Rate	214	24,791,793	9.4	9.24	75.8	637
Total:	1,268	262,898,600	100.0	8.51	76.7	626

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	987	198,722,261	75.6	8.48	76.4	623
2 Family	94	23,705,942	9.0	8.44	75.4	643
PUD	71	16,876,000	6.4	8.59	79.8	630
Condo	88	16,308,353	6.2	8.85	80.3	640
3-4 Family	28	7,286,044	2.8	8.71	73.2	636
Total:	1,268	262,898,600	100.0	8.51	76.7	626

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
1.00 - 4.00	7	1,757,981	0.7	6.90	76.2	629
4.01 - 4.50	2	603,417	0.3	6.44	68.2	719
4.51 - 5.00	8	1,301,300	0.6	7.62	73.4	659
5.01 - 5.50	299	76,642,615	32.5	8.06	77.2	641
5.51 - 6.00	305	69,883,566	29.6	8.57	77.3	618
6.01 - 6.50	108	24,995,522	10.6	8.41	75.1	621
6.51 - 7.00	116	25,316,822	10.7	8.44	75.9	615
7.01 - 7.50	62	12,971,718	5.5	8.47	75.9	630
7.51 - 8.00	51	8,928,639	3.8	9.06	74.2	601
8.01 - 8.50	56	9,515,443	4.0	9.51	78.1	600
8.51 - 9.00	20	3,318,127	1.4	9.88	79.1	617
9.01 - 10.40	7	860,660	0.4	10.55	72.8	619
Total:	1,041	236,095,810	100.0	8.43	76.7	625

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
1 - 3	1	411,276	0.2	8.70	80.0	615
4 - 6	1	635,909	0.3	9.79	95.0	697
7 - 9	4	774,542	0.3	7.43	83.1	607
10 - 12	2	280,652	0.1	6.90	80.9	686
13 - 15	4	621,188	0.3	7.17	74.3	677
16 - 18	14	1,670,884	0.7	7.53	77.3	638
19 - 21	210	52,675,271	22.3	8.21	79.2	632
22 - 24	716	156,744,152	66.4	8.57	75.5	620
28 - 30	2	1,062,237	0.4	6.73	75.6	675
31 - 33	3	660,122	0.3	8.59	80.7	610
34 - 36	74	18,532,672	7.8	8.07	77.9	638
37 >=	10	2,026,902	0.9	8.09	77.4	642
Total:	1,041	236,095,810	100.0	8.43	76.7	625

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
11.00 - 11.50	4	1,265,967	0.5	6.24	76.5	636
11.51 - 12.00	13	4,075,337	1.7	6.67	69.0	656
12.01 - 12.50	29	8,055,600	3.4	6.86	70.0	662
12.51 - 13.00	72	19,823,895	8.4	7.42	76.1	652
13.01 - 13.50	82	20,814,793	8.8	7.62	75.5	642
13.51 - 14.00	158	41,034,147	17.4	7.94	77.1	643
14.01 - 14.50	168	38,871,187	16.5	8.40	76.3	623
14.51 - 15.00	174	38,714,729	16.4	8.70	77.9	619
15.01 - 15.50	147	28,499,854	12.1	9.21	76.9	609
15.51 - 16.00	110	19,709,968	8.3	9.47	78.1	599
16.01 - 16.50	40	7,827,923	3.3	9.85	79.5	587
16.51 - 17.00	28	5,398,666	2.3	10.39	81.4	565
17.01 - 17.50	10	1,307,358	0.6	10.83	74.5	554
17.51 - 18.00	5	606,459	0.3	11.14	63.4	526
18.01 - 18.20	1	89,925	0.0	12.20	70.0	500
Total:	1,041	236,095,810	100.0	8.43	76.7	625

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
5.00 - 5.50	4	1,049,711	0.4	6.13	80.9	661
5.51 - 6.00	4	1,287,683	0.5	7.15	81.1	673
6.01 - 6.50	23	6,467,766	2.7	6.43	73.2	659
6.51 - 7.00	73	20,648,214	8.7	6.96	75.2	647
7.01 - 7.50	82	20,062,958	8.5	7.41	74.8	656
7.51 - 8.00	165	41,235,683	17.5	7.80	76.2	647
8.01 - 8.50	168	38,952,471	16.5	8.31	76.2	622
8.51 - 9.00	193	42,789,177	18.1	8.78	78.1	624
9.01 - 9.50	144	28,674,165	12.1	9.28	77.5	606
9.51 - 10.00	98	20,148,278	8.5	9.78	79.3	590
10.01 - 10.50	49	9,667,659	4.1	10.25	75.6	578
10.51 - 11.00	25	3,752,564	1.6	10.78	78.9	542
11.01 - 11.50	8	855,439	0.4	11.27	68.1	550
11.51 - 12.20	5	504,040	0.2	11.84	63.3	515
Total:	1,041	236,095,810	100.0	8.43	76.7	625

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	4	647,967	0.3	8.93	78.8	602
1.50	18	4,506,015	1.9	7.40	79.0	654
2.00	507	116,585,148	49.4	8.58	76.2	619
3.00	505	113,089,719	47.9	8.32	77.1	630
5.00	7	1,266,961	0.5	7.61	75.4	657
Total:	1,041	236,095,810	100.0	8.43	76.7	625

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	911	202,339,016	85.7	8.49	76.1	624
1.50	36	8,874,485	3.8	7.75	80.3	641
2.00	94	24,882,309	10.5	8.14	79.8	632
Total:	1,041	236,095,810	100.0	8.43	76.7	625

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	1,150	229,429,550	87.3	8.59	76.4	621
24	2	532,400	0.2	7.73	77.5	660
60	116	32,936,650	12.5	8.00	78.2	662
Total:	1,268	262,898,600	100.0	8.51	76.7	626

*

Note, for second liens, CLTV is employed in this calculation.